Exhibit 10.5

ZEKELMAN INDUSTRIES, INC.

EXECUTIVE SEVERANCE PLAN

1.    Purpose. The purpose of the Plan is to provide reasonable severance protection to certain executives and other key employees of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company and its Affiliates and thereby provide for stability and continuity of management.

2.    Term. The Plan is effective as of [                    ], 2018 (the “Effective Date”) and shall continue until terminated in accordance with Section 23.

3.    Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

3.1    “Accrued Benefits” means (i) the portion of the Participant’s Base Salary earned through the date of the Qualifying Termination, to the extent not yet paid; (ii) the amount of any compensation under the Annual Incentive Plan applicable to the Participant that has been earned by or awarded to the Participant for a completed fiscal year preceding the date of the Qualifying Termination, but has not yet been paid to the Participant; (iii) any paid time-off accrued during the year of termination through the date of the Qualifying Termination (or end of the Participant’s statutory notice period, if applicable), to the extent not used or theretofore paid (and except as otherwise required by law) and (iv) any other amounts or benefits owed or due to the Participant as of the date of the Qualifying Termination pursuant to the terms and conditions of any employee benefit plans, programs or arrangements.

3.2    “Affiliate” means any entity that, directly or indirectly, is controlled by the Company and any entity in which the Company or any of the foregoing has a significant equity interest, as determined by the Board or the Plan Administrator.

3.3    “Annual Incentive Plan” means the Company’s Management Incentive Plan or any successor annual cash incentive compensation plan or program implemented by the Company.

3.4    “Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Participant’s termination, without regard to any reduction that would constitute Good Reason.

3.5    “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”).

3.6    “Board” means the board of directors of Zekelman Industries, Inc.

3.7    “Business” means any business, other than the Company or its Affiliates, directly engaged in, or with significant shareholdings in operations that are engaged in, the manufacture of steel pipe or tube products with substantial manufacturing operations in North America.

3.8    “Cause” means any one or more of the following, in each case as determined in good faith by the Board or the Plan Administrator, (i) gross negligence or willful misconduct of a material nature in connection with the performance of the Participant’s duties and responsibilities as an employee, which actions, if capable of being cured, are not cured within fifteen (15) days after written notice thereof from the Board or the Plan Administrator (or, in the case of any Participant other than the chief executive officer, written notice from the chief executive officer), (ii) a conviction for (or pleading guilty or nolo contendere to) a felony or crime involving moral turpitude for which a pardon has not been granted as of the date of the termination, (iii) an act of fraud or embezzlement or misappropriation of the Company’s or any of its Affiliates’ funds or property; (iv) unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Affiliates or while the Participant is performing the duties and responsibilities of his or her employment; (v) a violation of Section 9 hereof or any similar agreement between the Participant and the Company and the Board shall have determined that such act is harmful to the Company or its Affiliates; (vi) the Participant’s breach of any of material obligations in his or her employment agreement, offer letter or other terms of employment, which breach, if capable of being cured, is not cured within fifteen (15) days after written notice thereof; (vii) the Participant’s breach of his or her fiduciary duties as an officer or director of the Company or any of its Affiliates, which breach, if capable of being cured, is not cured within fifteen (15) days after written notice thereof; or (viii) the Participant’s continued failure or refusal after written notice from the Board (or, in the case of any Participant other than the chief executive officer, written notice from the chief executive officer) to implement or follow the lawful and reasonable direction of the Board (or the chief executive officer, as applicable) that is consistent with the duties and responsibilities of the Participant.

3.9    “Change of Control” means any one of the following:

(i)    any Person (other than any Permitted Holder as defined in the Company’s Amended and Restated Certificate of Incorporation) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60) day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing thirty percent (30%) or more of the combined voting power of such entity’s then outstanding securities;

(ii)    during any twelve (12) month period, a majority of the members of the Board is replaced by individuals who were not members of the Board at the beginning of such twelve (12) month period and whose election by the Board or nomination for election by the Company’s shareholders was not approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such twelve (12) month period or whose election or nomination for election was previously so approved;

(iii)    the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) fifty percent (50%) or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)    the consummation of a sale or disposition of all or substantially all of the assets of the Company, other than such a sale or disposition that would result in the voting securities of the Company outstanding immediately prior thereto representing fifty percent (50%) or more of the combined voting power of the acquiring entity outstanding immediately after such a sale or disposition.

3.10    “Change of Control Protection Period” means the twenty-four (24) month period beginning on the date of the Change of Control.

3.11    “Code” means the Internal Revenue Code of 1986, as amended.

3.12    “Committee” means the Compensation Committee of the Board.

3.13    “Company” means Zekelman Industries, Inc. and any successor thereto.

3.14    “Company Group Health Benefit Plans” means those Company group health benefit plans the Participant and any dependents were eligible to participate in as of immediately prior to the Qualifying Termination.

3.15    “Confidential Information” shall mean information or material of the Company or any of its Affiliates which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (i) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (ii) information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s services, products or software; (iii) information on or material relating to the Company which when received is marked as “proprietary,” “private,” or “confidential”; (iv) trade secrets of the Company; (v) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (vi) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of the Participant outside the scope of employment or contrary to the requirements of the Plan will not be considered to have been properly published, and therefore will not be in the public domain for purposes of the Plan.

3.16    “Disability” means the Participant’s physical or mental incapacity that renders him or her unable, with or without accommodation, for a period of 90 (ninety) consecutive days or an aggregate of one hundred and twenty (120) days in any three hundred and sixty-five (365) consecutive calendar day period to perform his or her duties to the Company or any Affiliate.

3.17    “Employee” means an employee of the Company or any of its Affiliates.

3.18    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

3.19    “Executive Participant” means an executive the Company who has been designated by the Board or the Plan Administrator (defined below) to participate in the Plan as an Executive Participant.

3.20    “Good Reason” means any one or more of the following (i) a material diminution in the nature and scope of the Participant’s responsibilities, duties or authority (for the avoidance of doubt, any diminution of the business of the Company due to economic, industry or market conditions shall not constitute Good Reason); (ii) a material diminution by the Company in the Participant’s current base salary and/or annual bonus potential , other than as part of an across-the-board reduction that results in a proportional reduction to the Participant substantially equivalent to that of other senior executives that are designated at the same level of participation as the Participant hereunder and that does not occur during a Change of Control Protection Period; (iii) any requirement by the Company or its Affiliates that the Participant take any action or omit to take any action, which if taken or omitted to be taken would violate applicable law; or (iv) an actual relocation of the Participant’s principal office to another location more than fifty (50) miles from the Participant’s current office location and such office relocation results in an increase in the Participant’s length of commute; provided that no finding of Good Reason shall be effective unless and until the Participant has provided the Company, within sixty (60) calendar days of the date when the Participant became aware, or should have become aware, of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity all of the facts and circumstances underlying the finding of Good Reason and that the Participant intends to terminate his or her employment for Good Reason no later than the sixtieth (60th) day following the delivery of such notice to the Company and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice. If the Company does not cure the same within such thirty (30) calendar day cure period, no finding of Good Reason shall be effective unless the Participant terminates employment within thirty (30) calendar days of the expiration of such cure period.

3.21    “Key Employee Participant” means an Employee who has been designated by the Board or the Plan Administrator to participate in the Plan as a Key Employee Participant.

3.22    “Participant” means any Employee who is designated as a Participant at either the Executive Participant level or the Key Employee Participant level in accordance with Section 4:

3.23     “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

3.24    “Plan” means the Zekelman Industries, Inc. Executive Severance Plan, as set forth in this document, and as hereafter amended from time to time.

3.25    “Plan Administrator” means the Board or any duly constituted committee of members of the Board, or any person to whom the Board or such duly constituted committee has delegated any authority or responsibility pursuant to Section 7, but only to the extent of such delegation. Until and unless the Board determines otherwise, the Committee shall be the Plan Administrator, and may further delegate any authority or responsibility pursuant to Section 7.

3.26    “Qualifying Termination” means the Participant’s termination of service by the Company without Cause or due to death or Disability, or by the Participant for Good Reason.

3.27    “Release” means the waiver and release of claims described in Section 8 and required of the Participant prior to receipt of certain payments under the Plan in Section 5 herein.

3.28    “Restricted Period” means the period of the Participant’s employment by the Company or its Affiliates and one (1) year following termination of such employment for any reason

4.    Eligibility. The Plan applies to any Employee who has been designated as a Participant by the Board or the Plan Administrator and who has received written notice from the Company of his or her status as a Participant, which status has not been revoked pursuant to Section 23.

5.    Severance Pay and Benefits. Subject to the eligibility requirements of the Plan and compliance with all other applicable provisions of the Plan, including, without limitation, the Release and the Restrictive Covenants in Section 9, in the event of a Qualifying Termination with respect to a Participant, such Participant will be entitled to receive severance pay and benefits in accordance with the terms as set forth below. Any obligation of the Company to provide severance pay and/or other benefits pursuant to the Plan shall immediately terminate if it is determined by the Company that the Participant has breached any obligation under his or her Release, the Restrictive Covenants and/or any other obligation to the Company.

5.1    Cash Severance - Qualifying Termination during Change of Control Protection Period: If a Qualifying Termination (other than a termination due to death or Disability) occurs during a Change of Control Protection Period, the Participant shall receive cash severance at such Participant’s designated level of participation, as follows:

(i)    Executive Participant: A Participant shall be entitled to a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to two times (2x) the following: the sum of the Participant’s Base Salary plus the Participant’s target bonus, without proration, under the Annual Incentive Plan for the fiscal year in which the Qualifying Termination occurs; provided, however, that if either the Participant’s Base Salary or target bonus was higher as of the date of the Change of Control than it was at the date of the Qualifying Termination, the payments will be calculated based on such higher amount(s).

(ii)    Key Employee Participant: A Participant shall be entitled to a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to one and one-half times (1.5x) the following: the sum of the Participant’s Base Salary plus the Participant’s target bonus, without proration, under the Annual Incentive Plan for the fiscal year in which the Qualifying Termination occurs; provided, however, that if either the Participant’s Base Salary or target bonus was higher as of the date of the Change of Control than at the date of the Qualifying Termination, the payments will be calculated based on such higher amount(s).

5.2    Cash Severance - Qualifying Termination outside of Change of Control Protection Period: If Qualifying Termination occurs outside of a Change of Control Protection Period or is due to death or Disability at any time, the Participant shall receive cash severance at such Participant’s designated level of participation, as follows:

(i)    Executive Participant: A Participant shall be entitled to (i) a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to one and one-half times (1.5x) the following: the sum of the Participant’s Base Salary plus the Participant’s target bonus, without proration, under the Annual Incentive Plan for the fiscal year in which the Qualifying Termination occurs.

(ii)    Key Employee Participant: A Participant shall be entitled to a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to one times (1.0x) the following: the sum of the Participant’s Base Salary plus the Participant’s target bonus, without proration, under the Annual Incentive Plan for the fiscal year in which the Qualifying Termination occurs.

5.3    Other Benefits - Any Qualifying Termination: In the event of any Qualifying Termination, all Participants shall also be entitled to (i) the Accrued Benefits and (ii) a monthly cash payment equal to the Company’s then current share of the premium cost for coverage of the Participant (and any dependents) under the Company Group Health Benefit Plans for twelve (12) months following the Qualifying Termination. Such payments shall be made regardless of the Participant’s election of continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). As of the date the Qualifying Termination, the Participant shall, if applicable, be eligible to elect to receive “COBRA” continuation coverage to the extent permitted by Section 601 et seq. of ERISA.

6.    Impact of Section 4999 Excise Tax: Maximum After-Tax Benefit Following a Change of Control.

6.1    In the event that part or all of the consideration, compensation or benefits to be paid to a Participant under this Plan together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to such Participant, constitute “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”) the amount of excess parachute payments which would otherwise be payable to such Participant or for such Participant’s benefit under the Plan shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, such Participant would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after-tax basis, that such Participant would be entitled to retain upon receipt of the Reduced Amount. For purposes of determining such net after-tax amount, all taxes as would be imposed on such Participant with respect thereto under Sections 1, 3101 and 4999 of the Code and under applicable state and local laws, shall be taken into account and determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to such Participant. The determination of such net after-tax amount shall be made by a nationally recognized certified public accounting firm that is selected by the Company and reasonably acceptable to such Participant, which firm shall not, without such Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

6.2    If the determination made pursuant to Section 6(a) results in a reduction of the payments (to the Reduced Amount) that would otherwise be paid to such Participant except for the application of Section 6(a), such payments due under this Agreement shall be reduced in the order in which they appear in Section 5; provided, however, (A) if the value of any payment for purposes of Code Section 280G can be calculated under the special rule in Treasury Regulation §1.280G-1, Q/A 24(c), then such payment shall be reduced after all other payments in Section 5 and (B) if any payment in Section 5 is not considered a parachute payment, then such payment shall not be subject to reduction and shall be ignored for purposes of this reduction provision. Accordingly, the cash severance payments payable under Section 5 shall be reduced first (if necessary, to zero), and then each other category of severance payments and benefits payable under Section 5 shall be reduced as necessary, with each being reduced in order (if necessary, to zero) before reducing a subsequent category. Within ten days following such determination, but not later than thirty days following the date of the event under Section 280G(b)(2)(A)(i), the Company shall pay or distribute to such Participant or for such Participant’s benefit such amounts as are then due to such Participant under the Plan (in accordance with the provisions of Section 5 above) and shall promptly pay or distribute to such Participant or for his or her benefit in the future such amounts as become due to such Participant under the Plan.

7.    Plan Administration and Interpretation. The Plan Administrator shall have the sole authority in the exercise of its discretion to interpret, apply, and administer the terms of the Plan and to determine eligibility for benefits of the Plan and the amount of any benefits under the Plan, and its determination of any such matters shall be final and binding and be given the maximum deference allowed by law. Benefits under the Plan will be paid only if the Plan Administrator determines in its discretion that a Participant or beneficiary is entitled to them. The Plan Administrator may delegate in writing to any other person all or any portion of its authority or responsibility with respect to the Plan.

8.    Release. The severance compensation and benefits to be provided under Section 5 which exceed the Participant’s minimum entitlements under applicable employment standards legislation, if applicable, shall be provided only if the Participant timely executes and does not timely revoke a waiver and release of all claims arising out of the Participant’s employment with the Company or any of its Affiliates to the extent permitted by applicable law, in a form that is reasonably acceptable to the General Counsel, which becomes effective and irrevocable no later than sixty (60) days following the date of the Participant’s Qualifying Termination. If the Release does not become effective and irrevocable by sixty (60) days following the date of the Participant’s Qualifying Termination, the Participant will not be entitled to any payment or benefit under the Plan.

9.    Restrictive Covenants.

9.1    The severance compensation and benefits to be provided under Section 5 are subject to the Participant’s compliance with the covenants as set forth below or, with respect to any Participant serving as an employee in Canada, alternative restrictive covenants to be established at the time of designation of such employee as a Participant.

(i)    Non-Competition: During the Restricted Period, the Participant agrees not to directly or indirectly engage in the Business or manage, operate or perform services for, or have any equity interest in, any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) engaged in the Business; provided, however, the Participant shall be permitted to acquire a passive stock or equity interest of not more than five percent (5%) of the outstanding interest in such a person, firm, corporation, partnership or business.

(ii)    Non-Solicitation: During the Restricted Period, the Participant agrees not to directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of the Company or any of its Affiliates to terminate its employment or arrangement with the Company or any of its Affiliates or otherwise change its relationship with the Company or any of its Affiliates or to establish any relationship with any Business or with the Participant for any purpose reasonably deemed competitive with the Company or any of its Affiliates.

(iii)    Confidentiality: The Participant will not at any time (whether during or after the Participant’s employment with the Company or its Affiliates) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside of the Company (other than as necessary to perform the Participant’s employment duties) any Confidential Information without prior authorization of the Company. Upon termination of the Participant’s employment for any reason, the Participant shall return any and all Confidential Information and other property of the Company or its Affiliates then in the Participant’s possession.

(iv)    Non-Disparagement: The Participant agrees that the Participant will not make disparaging statements, in any form, about the Company or its Affiliates, officers, directors, agents, Employees, products or services which the Participant knows, or has reason to believe, are false or misleading.

9.2    In the event the terms of this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable and the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

9.3    Notwithstanding anything to the contrary in the foregoing, nothing in this Section 9 or elsewhere in the Plan is intended to prevent or in any way limit the Participant from reporting possible violations of federal, provincial or state law to a governmental agency, such as the Equal Employment Opportunity Commission or the Securities and Exchange Commission, communicating with such agency or participating in any proceeding before such agency as provided for, protected under or warranted by applicable law.

10.    No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

11.    Plan Effect. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any written agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way as a consequence of the Participant’s participation in this Plan, but shall remain payable or provided according to the terms of the applicable plan or agreement; provided that, if no such written agreement or plan exists, the payments and benefits outlined herein shall be in full and final satisfaction of all of the Participant’s entitlements upon termination of the Participant’s employment (pursuant to statute, common law or otherwise) and the Participant agrees that the Participant shall not be entitled to reasonable notice at common law or other payments or benefits upon termination of his or her employment with the Company or any of its Affiliates. Nothing in this Plan shall be construed as giving the Participant the right to remain in the employ of, or continue to provide services to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant, free from any liability or any claim under the Plan, unless otherwise expressly provided herein or in any other agreement binding on the parties. Designation of an Employee as a Participant in the Plan is not intended to confer any rights on the Participant except as set forth herein. The Plan shall constitute an “employee welfare benefit plan” within the meaning of ERISA. Notwithstanding the foregoing or any term of the Plan, in the event that the minimum standards set out in the applicable employment standards legislation (as may be amended from time to time) are more favourable to the Participant in any respect than a term or provision provided for in this Agreement, the statutory provisions will apply in respect and in lieu of that term or provision. Under no circumstances will the Participant receive less than the Participant’s minimum entitlements under applicable employment standards legislation upon termination of employment.

12.    Claims Procedure.

12.1    Severance benefits will be provided to each Participant as provided in the Plan. If a Participant believes that he or she has not been provided with the severance benefits to which he or she is entitled under the Plan, then the Participant must file a request for review within ninety (90) days after the date he or she should have received such benefits under the Plan. The request for review must be made in writing and submitted to the Plan Administrator. The Plan Administrator will respond to the request for review within ninety (90) days after it is received setting forth, in writing, the reasons for the determination. If the Participant’s request for review is denied, the Participant may, within sixty (60) days after receiving written notice of such denial, file an appeal to the General Counsel of the Company, setting forth the reason why the Participant disagrees with the initial determination. The General Counsel shall respond to this request for reconsideration within sixty (60) days after it is received setting forth, in writing, the reasons for the determination. A Participant who fails to file an appeal within the sixty (60) day period set forth in this Section 12 shall be prohibited from doing so at a later date or from bringing an action under ERISA.

12.2    If the Participant subsequently wishes to submit an arbitration claim under the Plan pursuant to Section 15 hereof, the demand for arbitration must be made within ninety (90) days after the General Counsel’s final decision. No demand for arbitration shall be brought to recover benefits under the Plan unless and until the claims procedure rights herein provided have been exhausted and the Plan benefits requested in such claims process have been finally denied in whole or in part.

13.    Acceptance Deemed. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Plan Administrator or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

14.    Successors.

14.1    The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of a Change of Control or any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

14.2    The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and/or legatees. The rights under the Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Participant’s right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15.    Resolutions of Disputes.

15.1    Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of the Plan, including any claim by a Participant for benefits hereunder, will be solely and finally settled by means of binding arbitration in Chicago, Illinois. The arbitration shall be conducted in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties.

15.2    The arbitrator may award reasonable attorneys’ fees and expenses to the prevailing party, including attorneys’ fees the prevailing party incurs in connection with the appeal or the enforcement of an arbitration award. Any award of attorneys’ fees and expenses to the prevailing party shall be paid within sixty (60) days following the award of such fees and costs by the arbitrator.

16.    Withholding. The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

17.    Notice. For the purpose of the Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the General Counsel (or, in the case of an initial request for review pursuant to Section 12 hereof, to the Plan Administrator) at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).

18.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof.

19.    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.    Headings; Interpretation. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

21.    Section 409A.

21.1    It is intended that the payments and benefits provided under the Plan shall be exempt from the application of the requirements of Section 409A of the Code. The Plan shall be construed, administered and governed in a manner that effects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of his or her Qualifying Termination, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following the date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the date of termination (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death).

21.2    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Participant’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

21.3    The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Participants. The tax treatment of the benefits provided under this Plan is not warranted or guaranteed to the Participants. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

22.    Unfunded Plan Status. The Plan shall be unfunded and is intended to provide benefits to a select group of management and highly compensated employees. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

23.    Plan Termination and Amendment. The Board reserves the right to amend or terminate the Plan at any time, in its sole discretion, without prior notice to Participants except to the extent required by this Section 23. Any such amendment or termination shall be made by the Board or by action of a person or persons duly authorized by the Board. All Participants shall receive any benefits to which they have become entitled under the Plan on or before the date the Plan terminates. Notwithstanding the foregoing, (i) an amendment or termination that eliminates any Participant or reduces benefits payable under the Plan will not be effective until one (1) year after written notice is provided to the Participants affected by such amendment or termination, (ii) an amendment or termination that eliminates any Participant or reduces benefits payable under the Plan will not be effective if a Change of Control occurs during the one (1) year notice period, and (iii) an amendment or termination that eliminates any Participant or reduces benefits payable under the Plan will not be effective if it is adopted during a Change of Control Protection Period.